Exhibit 99.1

ADMA Biologics Adopts
Limited Duration Stockholder Rights Plan

RAMSEY, N.J. and BOCA RATON, Fla., December 21, 2021 – ADMA Biologics, Inc. (Nasdaq: ADMA), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced that its Board of Directors has approved the adoption of a 6-month term stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one right (the “Right”) for each outstanding share of common stock. The record date for the dividend distribution is December 30, 2021. The Rights Plan will expire, without any further action required to be taken by ADMA’s Board of Directors, on June 15, 2022.

ADMA is in the process of evaluating a variety of strategic and financial alternatives and this assessment is occurring alongside the previously announced and ongoing Morgan Stanley-led strategic process review. The adoption of the Rights Plan is intended to help facilitate this review in order to protect both ADMA and its stockholders from the actions of third parties that ADMA’s Board of Directors determines to be not in the best interests of ADMA and its stockholders, and to enable all stockholders to realize the full potential value of their investment in ADMA.

The Rights Plan provides the Board of Directors with time to make informed decisions that are in the best long-term interests of ADMA and its stockholders and does not prevent ADMA’s Board of Directors from considering any offer to acquire ADMA that it considers to be in the best interest of ADMA’s stockholders  The limited duration, 6-month term Rights Plan was not adopted in response to any specific takeover proposal, any current accumulation of shares, or any currently threatened or pending effort to acquire control of ADMA of which the Board of Directors is aware.

The Rights Plan is similar to the stockholder rights plan previously adopted by ADMA (which expired on December 15, 2021) and adopted by other publicly traded companies. Under the Rights Plan, the Right associated with each outstanding share of common stock would become exercisable only if a person or group acquires beneficial ownership of 10% or more of ADMA’s common stock in a transaction or series of transactions not approved by ADMA’s Board of Directors. In that potential situation, each holder of a Right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of shares of ADMA’s common stock having a market value of twice such price. In addition, if ADMA is acquired in a merger or other business combination after an acquiring person acquires 10% or more of ADMA’s common stock, each Right holder would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the Rights Plan, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these Rights. In the Rights Plan, the definition of “beneficial ownership” includes derivative securities.

Stockholders who beneficially owned 10% or more of ADMA’s outstanding common stock prior to the first public announcement by ADMA of the adoption of this Rights Plan will not trigger the Rights Plan so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own 10% or more of such common stock, subject to certain exceptions as set forth in the Rights Plan.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that ADMA will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies will also be available at no charge on the Investors section of ADMA’s corporate website at www.admabiologics.com.

Morgan Stanley acted as financial advisor to ADMA in connection with the adoption of the Rights Plan.  Morgan, Lewis & Bockius LLP is serving as legal advisor to ADMA.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end American commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that ADMA has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of ADMA and its stockholders, to facilitate ADMA's ongoing evaluation of a variety of strategic and financial alternatives and to protect ADMA and its stockholders, and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 25, 2021, and in subsequent reports filed with or furnished to the SEC. ADMA assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Corporate Strategy and Business Development | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com